Exhibit 99.1

Zynex Expands Corporate Headquarters to Accommodate Growth

Englewood, CO March 12, 2019.   Zynex, Inc. (NASDAQ: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, stroke rehabilitation, cardiac monitoring and neurological diagnostics, announced today that it has signed an addendum to its corporate headquarters building lease expanding the footprint to 63,000 square feet, a 50% increase.

Thomas Sandgaard, CEO said: “Our order and revenue growth has put pressure on expanding our corporate headquarters and we are fortunate to have a Right of First Refusal to add additional space with our existing building. We moved in a year ago and already in need of more square footage due to expanding shipments and employee additions. We are well prepared for future growth as we continue to add sales representatives across the country at a rapid rate.”

About Zynex, Inc.
Zynex, founded in 1996, markets and sells its own design of electrotherapy medical devices used for pain management and rehabilitation; and the company's proprietary NeuroMove device designed to help recovery of stroke and spinal cord injury patients. Zynex is also developing a new blood volume monitor for use in hospitals and surgery centers. For additional information, please visit: www.zynex.com.

Safe Harbor Statement

Certain statements in this release are "forward-looking" or projections and as such are subject to numerous risks and uncertainties. The company makes no express or implied representation or warranty as to the completeness of this information or, in the case of projections, as to their attainability or the accuracy and completeness of the assumptions from which they are derived. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain FDA clearance and CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement for our products from health insurance companies, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force and other risks described in our filings with the Securities and Exchange Commission including the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2018 as well as Forms 10-Q, 8-K and 8-K/A, press releases and the Company's website.

Contact:

Zynex, Inc.
(303) 703-4906

Investor Relations Contact:

Amato and Partners, LLC

Investor Relations Counsel
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